RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles & Company, L.P.

Name of Fund:  GuideStone Funds - Global Bond

Total Net Assets of Fund:  $155,852,221

Issuer:  Halcon Resources Corp.

Underwriter(s)  See attached

Affiliated Underwriter in the Syndicate:  Natixis Securities North
                                          America

Date of Purchase:  8/8/13

Date of Offering:  8/8/13

Amount of Purchase:  $20,970,000

Purchase Price:  $100

Commission or Spread:  1.75%

___________________________________________________________

Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

__X___     The securities are (i) part of an issue
registered under the Securities Act of
1933 (the "1933 Act") that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment
Company Act of 1940, (iii) "municipal securities" as defined under the Securities Exchange Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United
States subject to certain requirements, or (v) exempt from registration under Rule 144A of the 1933 Act.

If the securities meet conditions (i), (ii), (iv) or (v):

__X___     the issuer of such securities has been
in continuous operation for not
less than three years (including operations of predecessors).




If the securities meet condition (iii):

______     such securities are sufficiently
liquid that they can be sold at or
near their carrying value within a
reasonably short period of time and
are either subject to no greater
than moderate credit risk or, if the
issuer of the municipal securities
(or the entity supplying revenues or
other payments from which the issue
is to be paid) has been in
continuous operation for less than
three years (including any
predecessors), subject to a minimal
or low amount of credit risk (with
the determination as to whether the
issue of municipal securities meets
the preceding criteria having been
made by the investment adviser
and/or subadviser of the relevant
fund).


__X___     The securities were purchased prior to the end of
the first day of which
any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

__X___     The underwriting was a firm commitment.

__X___     The commission, spread or profit was reasonable
and fair compared to that being received by others for underwriting similar securities during a comparable period of time.

__X___     The amount of the securities purchased by the
Fund, aggregated with
purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser has investment discretion if the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.

__X___     No underwriter which is an affiliate of the
Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

__X___     The purchase was not part of a group sale (or
part of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.


      Signature: __________________________


      Signed by:  Chip Bankes


      Date:  8/30/13


  Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.
  Special counting rules apply for Rule 144A offerings.